Exhibit 99.1

Amkor Technology And Carsem Jointly Announce Settlement

CHANDLER, Ariz. and IPOH, Malaysia – May 27, 2014 - Amkor Technology, Inc. (Nasdaq: AMKR) and Carsem (M) Sdn Bhd today jointly announced the settlement of the litigation initiated by Amkor against Carsem alleging infringement of Amkor’s MicroLeadFrame® (MLF) patents.

The parties have entered into a settlement agreement to end all pending proceedings related to the dispute and Carsem will pay Amkor an agreed sum for such settlement.

Under the terms of the agreement, Carsem and Amkor have granted each other non-exclusive licenses to their respective MLF and MLP patents worldwide.

“We are pleased that Carsem has agreed to take a license to our industry leading MLF patent family, and that we can finally close this long-running dispute,” said Steve Kelley, Amkor’s president and chief executive officer.

“With this settlement, we are happy that the dispute is behind us and our customers will have the benefits of the license,” said Peter Yates, managing director of Carsem.

About Amkor
Amkor is a leading provider of semiconductor packaging and test services to semiconductor companies and electronics OEMs. More information about Amkor is available from the company's filings with the Securities and Exchange Commission and on Amkor's website: www.amkor.com.

About Carsem
Carsem is a leading provider of turnkey packaging and test services to the semiconductor industry, and offers one of the widest ranges of package & test portfolios in the world. To meet the growing demands of the telecommunications and wireless markets for smaller, faster, thermally-efficient devices, Carsem's portfolio includes many advanced technologies, such as the Micro Leadframe Package (MLP), Flip Chip on Leadframe (FCOL™), an SiP (System-in-Package) Technology, Cavity-Package Motion and Pressure Sensor technologies as well as stacked-die capability. Carsem also offers a full range of turnkey test services for RF, mixed-signal, linear, digital and power devices. Our factories maintain world-class quality standards having achieved SAC Level 1, ISO-9001, ISO-14001, QS-9000, TS16949, ANSI-ESD S20.20 certifications, and are supported with a global network of sales and engineering support offices. Carsem is a member of the Hong Leong Group with factories located in Ipoh, Malaysia, Suzhou, China and sales offices across the USA, the UK, China, Malaysia and Taiwan. More information is available on the Carsem website: www.carsem.com.

Contacts

Amkor Technology, Inc.
Greg Johnson
Senior Director, Investor Relations and Corporate Communications
480-786-7594
greg.johnson@amkor.com